UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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WYNN RESORTS, LIMITED

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On: May 3, 2006

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Wynn Resorts, Limited, a Nevada corporation (the “Company”), will be held in the Avenue Q Theater at the Wynn Las Vegas Resort and Casino, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, on May 3, 2006, at 11:00 a.m. (local time), for the following purposes (which are more fully described in the Proxy Statement, which is attached and made a part of this Notice):

1.	To elect three directors, each to serve as such until the 2009 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal;

2.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 31, 2006, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders will be available for inspection ten days prior to the Annual Meeting at the Company’s executive offices, located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders of record as of the record date will be admitted to the Annual Meeting upon presentation of identification. Stockholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee will be admitted to the Annual Meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Any other persons will be admitted at the discretion of the Company, as seating is limited.

Whether or not you plan to attend the Annual Meeting, you are urged to read the Proxy Statement and then complete, sign and date the enclosed Proxy Card and return it as promptly as possible in the enclosed, postage-prepaid envelope to ensure the presence of a quorum for the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting and revoke your proxy in writing. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors

Kim Sinatra

Secretary

Las Vegas, Nevada

April 14, 2006

WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

PROXY STATEMENT

General Information

This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors”) of Wynn Resorts, Limited (“Wynn Resorts,” “we” or the “Company”), for use at the Company’s Annual Meeting of Stockholders on May 3, 2006 (the “Annual Meeting”) to be held in the Avenue Q Theater at the Wynn Las Vegas Resort and Casino, 3131 Las Vegas Boulevard South Las Vegas, Nevada, at 11:00 a.m. (local time) and at any adjournment of that meeting. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement and are more fully outlined herein. A copy of our 2005 Annual Report to Stockholders, this Proxy Statement and the accompanying Proxy Card were first mailed to stockholders beginning on or about April 14, 2006.

The Board of Directors believes that the election of the director nominees named herein is in the best interests of the Company and its stockholders and recommends the election of each of the director nominees named in this Proxy Statement.

Revocability of Proxies

Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by filing or sending a writing or other transmission revoking it, or by executing and delivering another proxy bearing a later date, to the Secretary of the Company at the Company’s Executive Offices located at 3131 Las Vegas Boulevard South, Las Vegas Nevada 89109, or to the inspector of elections of the Company appointed to count the votes of stockholders. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Voting and Solicitation

Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted FOR the election as directors of the nominees listed herein and, with respect to any other matter that may properly come before the Annual Meeting, in the discretion of the persons voting the respective proxies.

The cost of preparing, assembling and mailing of proxy materials will be borne by the Company. Directors, executive officers and other employees may also solicit proxies but will not receive any special compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

At the close of business on March 31, 2006, the record date for determining stockholders entitled to vote at the Annual Meeting, 100,236,318 shares of the Company’s common stock, $.01 par value, were outstanding. Each stockholder is entitled to one vote for each share of common stock held of record on that date on all matters presented at the Annual Meeting.

A plurality of the votes cast in person or by proxy at the Annual Meeting will be required for the election of the director nominees. Under Nevada law, shares as to which a stockholder abstains or withholds from voting on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast. However, those shares will be counted for purposes of determining whether there is a quorum.

For any other item to be acted upon at the Annual Meeting, the item will be approved if the number of votes cast in favor of the item by the stockholders entitled to vote exceeds the number of votes cast in opposition to the item. Although counted for purposes of determining whether there is a quorum, abstentions, and broker non-votes will not be counted as voting thereon and therefore will not affect the votes on these proposals.

The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2006, certain information regarding the shares of the Company’s common stock beneficially owned by: (i) each director and nominee for director; (ii) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of the Company’s common stock based on information reported on Form 13D or 13G filed with the Securities and Exchange Commission (the “SEC”); (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers, directors and director nominees as a group.

	Beneficial Ownership Of Shares(1)
Name and Address of Beneficial Owner(2)	Number	Percentage
Stephen A. Wynn(3)(4)	24,549,222	24.49%

Kazuo Okada(3)(5)	24,549,222	24.49%

Aruze USA, Inc.(3)(5) 745 Grier Drive Las Vegas, NV 89119	24,549,222	24.49%

AXA Financial, Inc.(6) 1290 Avenue of the Americas New York, New York 10104	8,068,773	8.05%

Baron Capital Group, Inc.(3)(7) 767 Fifth Avenue New York, NY 10 153	9,118,989	9.10%

FMR Corp.(8) 82 Devonshire Street Boston, MA 92109	11,073,095	11.05%

Marsico Capital Management, LLC(9) 1200 17th Street, Suite 1600 Denver, Colorado 80202	14,891,731	14.86%

T. Rowe Price Associates, Inc.(10) 100 East Pratt Street Baltimore, Maryland 21202	9,907,791	9.88%

Ronald J. Kramer(11)	467,570	*

Robert J. Miller(12)	17,500	*

John A. Moran(12)(13)	138,500	*

Alvin V. Shoemaker(12)	26,500	*

D. Boone Wayson(14)	67,500	*

Elaine P. Wynn(4)(15)	24,549,222	24.49%

Stanley R. Zax(12)(16)	717,500	*

Allan Zeman(12)	17,500	*

Marc D. Schorr(17)	501,323	*

John Strzemp(18).	195,223	*

Linda Chen(19).	66,250	*

All Directors and Executive Officers as a Group (19 persons)	51,491,310	51.10%

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company’s transfer agent, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 100,237,568 shares of Company’s common stock outstanding as of March 31, 2006, adjusted as required by the rules promulgated by the SEC.
(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)	Does not include shares that may be deemed to be beneficially owned by virtue of the Stockholders Agreement, dated April 11, 2002, by and among Stephen A. Wynn, Aruze USA, Inc. (“Aruze USA”) and Baron Asset Fund. Under this agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of the Company’s common stock for a slate of directors, a majority of which, including at least two independent directors, will be designated by Mr. Wynn, and the remaining members of which will be designated by Aruze USA.
(4)	Includes 805,056 shares, in the aggregate, of the Company’s common stock held in four grantor retained annuity trusts created by Stephen A. Wynn and Elaine P. Wynn. Mr. Wynn is the trustee of each of these trusts.
(5)	Aruze USA Inc. is a wholly owned subsidiary of Aruze Corp., a Japanese corporation. Mr. Okada, together with members of his family, has a controlling interest in Aruze Corp. and is a director of that company. The information provided is based upon a Schedule 13D, dated October 30, 2002, filed by Aruze USA Inc., Aruze Corp. and Kazuo Okada.
(6)	AXA Financial, Inc. (“AFI”) is deemed to have beneficial ownership of these shares which are held by subsidiaries of AFI. The information provided is based upon a Schedule 13G/A dated February 14, 2006, filed by AFI and its affiliates: AXA Assurance I.A.R.D Mutuelle; AXA Assurance Vie Mutuelle; AXA Courtage Assurance Mutuelle; and AXA.
(7)	Baron Capital Group, Inc. (“BCG”) is deemed to have beneficial ownership of these shares, which are held by BCG or entities that it controls. BCG disclaims beneficial ownership of the shares held by its controlled entities (or the investment advisory clients thereof) to the extent that persons other than BCG hold such shares. The information provided is based upon a Schedule 13G/A, dated February 13, 2006, filed by BCG and its affiliates: Bamco, Inc.; Baron Capital Management, Inc.; and Ronald Baron.
(8)	FMR Corp. (“FMR”) is deemed to have beneficial ownership of these shares, which are held by FMR, FMR affiliates or entities that FMR controls. The information provided is based upon a Schedule 13G/A, dated February 10, 2006, filed by FMR.
(9)	Marsico Capital Management LLC (“Marsico”) has beneficial ownership of these shares. The information provided is based upon a Schedule 13G/A, dated February 13, 2006, filed by Marsico.
(10)	T. Rowe Price Associates, Inc. (“TRP”) has beneficial ownership of these shares. The information provided is based upon a Schedule 13G, dated February 14, 2006, filed by TRP. The Schedule 13G filed with the SEC indicates that 369,912 shares of the total shares are issuable upon the conversion of the Company’s convertible debentures.
(11)	Includes (i) 120,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that such grant will vest pro rata over a four year period or upon the earlier death or disability of Mr. Kramer; (ii) 150,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $14.91; and (iii) 7,615 shares of the Company’s common stock held by Mr. Kramer’s children, for which Mr. Kramer’s spouse is the custodian and Mr. Kramer disclaims beneficial ownership.
(12)

Includes (i) 10,000 shares of the Company’s common stock subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $13.74; (ii) 5,000 shares of the Company’s common stock subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $40.00; and (iii) 2,500 shares of the Company’s common stock subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $52.94.
(13)	Includes: (i) 120,000 shares of the Company’s common stock held by Texas Gulf Partners in which Mr. Moran is a partner; and (ii) 1,000 shares of the Company’s common stock held by the Carol Moran Trust for the benefit of Mr. Moran’s wife, for which Mr. Moran disclaims beneficial ownership.
(14)	Includes: (i) 10,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $15.63; (ii) 5,000 shares of the Company’s common stock subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $40.00; and (iii) 2,500 shares of the Company’s common stock subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $52.94.
(15)	Includes 23,744,166 shares of the Company’s common stock registered in the name of Mrs. Wynn’s husband, Stephen A. Wynn.
(16)	Includes 700,000 shares of the Company’s common stock held by Zenith Insurance Company, a wholly owned subsidiary of Zenith National Insurance Corp., of which Mr. Zax is President and Chairman of the Board. Mr. Zax disclaims beneficial ownership of the shares held by Zenith Insurance Company.
(17)	Includes (i) 100,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that such grant will vest pro rata over a four year period or upon the earlier death or disability of Mr. Schorr (these shares are held in trust for the benefit of Mr. Schorr and his wife); (ii) 150,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $15.40 per share; and (iii) 251,323 shares of the Company’s common stock held in trust for the benefit of Mr. Schorr and his wife.
(18)	Includes (i) 75,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $15.40 per share; and (ii) 500 shares of the Company’s common stock held by Mr. Strzemp’s mother, for which Mr. Strzemp disclaims beneficial ownership.
(19)	Includes (i) 18,750 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $13.25 per share; and (ii) 37,500 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $15.40 per share.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Articles and the Company’s Third Amended and Restated Bylaws, as amended (the “Bylaws”), require that the number of directors on the Board of Directors be not less than one nor more than thirteen. Presently, the Board of Directors is set at ten directors and is divided into three classes. Class I consists of Elaine P. Wynn, Ronald J. Kramer and John A. Moran, whose terms expire in 2006. Class II consists of Stephen A. Wynn, Alvin V. Shoemaker, D. Boone Wayson and Stanley R. Zax, whose terms expire in 2007. Class III consists of Kazuo Okada, Robert J. Miller and Allan Zeman, whose terms expire in 2008. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years.

At the Annual Meeting, three Class I directors are to be elected, each to serve until the 2009 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Unless authority to vote for directors is withheld in the Proxy Card, stock represented by the accompanying Proxy will be voted FOR the election of the three nominees listed below. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve or for good cause will not serve. At present, it is not anticipated that any nominee will be unable to serve or for good cause will not serve.

The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below.

Ronald J. Kramer.    Mr. Kramer has served as President of the Company and as one of its directors since October 2002. Mr. Kramer also served as President of Wynn Resorts Holdings, LLC (“Wynn Resorts Holdings”), a wholly owned indirect subsidiary of Wynn Resorts, from April to October 2002. From July 1999 to October 2001, Mr. Kramer was a Managing Director at Dresdner Kleinwort Wasserstein, an investment banking firm, and at its predecessor, Wasserstein Perella & Co. Mr. Kramer is a member of the board of directors of Monster Worldwide, Inc., Griffon Corporation and Republic Property Trust.

John A. Moran.    Mr. Moran has served as a director since October 2002. Mr. Moran is the retired Chairman of The Dyson-Kissner-Moran Corporation, a private investment entity. Mr. Moran is the honorary Co-Chairman of the Republican Leadership Council of Washington, D.C. He served as Chairman of the Republican National Finance Committee from 1993 to 1995 and was the National Finance Chairman of the Dole for President campaign.

Elaine P. Wynn.    Mrs. Wynn has served as a director for Wynn Resorts since October 2002, and is an active collaborator in the operation of the Wynn Las Vegas Resort. In addition to her corporate responsibilities, Mrs. Wynn has also served as Co-Chairperson of the Greater Las Vegas After-School All-Stars since 1996 and is the Founding Chairperson of Communities-in-Schools. She is currently on the State Council to Establish Academic Standards in Nevada. Mrs. Wynn served as a director for Mirage Resorts, Incorporated from 1976 until 2000. Mrs. Wynn is married to Stephen A. Wynn.

The election of directors will be decided by the affirmative vote of a plurality of all the votes cast at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the directors, executive officers and certain key management personnel of the Company and certain of its subsidiaries as of March 31, 2006. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. The Board of Directors has determined that each of the directors, except Mr. and Mrs. Wynn, Mr. Okada and Mr. Kramer, are independent within the meaning of the listing standards of the National Association of Securities Dealers (the “NASD”). Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to applicable employment agreements.

Name	Age	Position
Stephen A. Wynn	64	Chairman of the Board and Chief Executive Officer
Kazuo Okada	63	Vice Chairman of the Board
Ronald J. Kramer	47	President and Director
Robert J. Miller	61	Director
John A. Moran	74	Director
Alvin V. Shoemaker	67	Director
D. Boone Wayson	53	Director
Elaine P. Wynn	63	Director
Stanley R. Zax	68	Director
Allan Zeman	57	Director
Marc D. Schorr	58	Chief Operating Officer
John Strzemp	54	Executive Vice President-Chief Financial Officer
Grant R. Bowie	48	President, Wynn Resorts (Macau), S.A.
Linda Chen	39	President, Wynn International Marketing, Ltd
Matt Maddox	30	Treasurer; Senior Vice President-Business Development, Wynn Las Vegas, LLC
Andrew Pascal	40	President and Chief Operating Officer, Wynn Las Vegas, LLC
Scott Peterson	39	Chief Financial Officer, Wynn Resorts (Macau), S.A.
Kim Sinatra	45	Senior Vice President-General Counsel and Secretary
David R. Sisk	44	Senior Vice President and Chief Financial Officer, Wynn Las Vegas, LLC

Set forth below is certain information regarding the Class II and Class III directors whose terms do not expire this year, and the non-director executive officers and certain key management personnel of the Company,

Stephen A. Wynn.    Mr. Wynn has served as Chairman of the Board and Chief Executive Officer of the Company since June 2002. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore LLC (“Valvino”), the Company’s predecessor and its wholly owned subsidiary. Mr. Wynn also serves as an officer and/or director of several of our subsidiaries. From 1973 until 2000, Mr. Wynn served as Chairman of the Board, President and Chief Executive Officer of Mirage Resorts, Incorporated, and its predecessor. Mr. Wynn is married to Elaine P. Wynn.

Kazuo Okada.    Mr. Okada has served as Vice Chairman of the Board since October 2002. In 1969, Mr. Okada founded Universal Co. Ltd., which became Aruze Corp. in 1998. Aruze Corp is a Japanese manufacturer of gaming machines, as well as pachislot and pachinko machines, amusement machines, and video games. Aruze Corp has been issued a manufacturer license by the Nevada Gaming Commission. The Nevada Gaming Commission has also approved Aruze Corp’s suitability as the 100% shareholder for its two subsidiaries, Aruze Gaming America, Inc., and Aruze USA, Inc. Aruze Gaming America holds manufacture, distributor, and operator licenses from the Nevada Gaming Commission, while Aruze USA has been found suitable by the Nevada Gaming Commission as a major shareholder of the Company. Mr. Okada currently serves as Representative Director, Chairman of the Board, and President of Aruze Corp and as Chairman of the Board and Treasurer of Aruze USA.

Robert J. Miller.    Mr. Miller has served as a director since October 2002. Since July 2005, he has been principal of Dutko Worldwide, a multidisciplinary governmental affairs and strategy and management firm. From January 1999 until he joined Dutko Worldwide, Mr. Miller was a partner of the Nevada law firm of Jones Vargas. He has also been a partner in Miller & Behar Strategies since January 2003. From January 1989 until January 1999, Mr. Miller served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Mr. Miller also serves as a director of Zenith National Insurance Corp., Newmont Mining Corporation and International Game Technology.

Alvin V. Shoemaker.    Mr. Shoemaker has served as a director since December 2002. Mr. Shoemaker is currently retired and was the chairman of the board of First Boston Inc. and First Boston Corp. from April 1983 until his retirement in January 1989, at the time of its sale to Credit Suisse Bank. Mr. Shoemaker is a member of the board of directors of Hanover Compressor Co., Frontier Bank and Huntsman Chemical Co.

D. Boone Wayson.    Mr. Wayson has served as a director since August 2003. Mr. Wayson has been a principal of Wayson’s Properties, Incorporated, a real estate development and holding company, since 1970. He also serves as an officer and/or director of other real estate and business ventures. From 2000 through May 2003, Mr. Wayson served as a member of the board of directors of MGM MIRAGE.

Stanley R. Zax.    Mr. Zax has served as a director since October 2002. Since 1977, Mr. Zax has served as Chairman of the Board, and, since 1978, has also served as President and CEO of Zenith National Insurance Corp. Zenith National Insurance Corp. and Zenith Insurance Company, its wholly owned subsidiary, are engaged in the workers compensation insurance and reinsurance business.

Allan Zeman.    Mr. Zeman has served as a director since October 2002. Mr. Zeman has been chairman of Lan Kwai Fong Holdings Limited, a company engaged in property investment and development, since July 1996. Mr. Zeman is also chairman of Ocean Park, a major theme park in Hong Kong, as well as the Chairman of Sweetpea Entertainment Inc. a movie production company based in Los Angeles. In 2001, he was appointed a Justice of the Peace in Hong Kong and, in 2004, he was awarded the Gold Bauhinia Star by the Chief Executive of Hong Kong.

Marc D. Schorr.    Mr. Schorr serves as Chief Operating Officer of the Company, a position he has held since June 2002. Mr. Schorr also serves as an officer of several of the Company’s other subsidiaries. From June 2000 through April 2001, Mr. Schorr served as Chief Operating Officer of Valvino, and from June 2002 though October of 2005 he served as the Chief Executive Officer and President of Wynn Las Vegas, LLC. From January 1997 through May 2000, Mr. Schorr served as President of The Mirage Casino-Hotel, a gaming company and then a wholly owned subsidiary of Mirage Resorts, Incorporated.

John Strzemp.    Mr. Strzemp serves as Executive Vice President-Chief Financial Officer of the Company, a position he has held since September 2002. Mr. Strzemp served as the Company’s Treasurer from March 2003 to March 2006, and serves as an officer of several of the Company’s subsidiaries. Mr. Strzemp was Executive Vice President and Chief Financial Officer of Bellagio, LLC, a gaming company and then a wholly owned subsidiary of Mirage Resorts, Incorporated, from April 1998 to October 2000.

Grant R. Bowie.    Mr. Bowie has served as the President of Wynn Resorts (Macau), S.A., a wholly owned indirect subsidiary of the Company, since September 2003. Mr. Bowie was Senior Vice President—Australia for BI Gaming, a subsidiary of Caesars Entertainment, Inc., from January 1998 through April 2003.

Linda Chen.    Ms. Chen serves as the President of Wynn International Marketing, Limited, a wholly owned indirect subsidiary of the Company, a position she has held since January 2005. Ms. Chen is responsible for managing the Company’s global marketing efforts. In addition, Ms. Chen is Chief Operating Officer of Wynn Resorts (Macau), S.A., a position she has held since June 2002. From May 1997 through May 2002, Ms. Chen was Executive Vice President—International Marketing at MGM MIRAGE.

Matt Maddox.    Mr. Maddox serves as the Company’s Treasurer, a position he has held since March 2006. Mr. Maddox is also the Senior Vice President of Business Development for Wynn Las Vegas, LLC a position he has held since June 2005. From March 2003 to June 2005, Mr. Maddox was the Chief Financial Officer of Wynn Resorts (Macau), S.A., a wholly owned indirect subsidiary of the Company. From May 2002 through March 2003, Mr. Maddox was the Company’s Treasurer and Vice President—Investor Relations. From February 2000 to May 2002, Mr. Maddox was Vice President—Finance with Caesars Entertainment, Inc.

Andrew Pascal.    Mr. Pascal is the President and Chief Operating Officer of Wynn Las Vegas, LLC. From July 2005 through October 2005, Mr. Pascal was the Executive Vice President and Chief Operating Officer of Wynn Las Vegas, LLC. Mr. Pascal served as the Senior Vice President—Product Marketing and Development for the Company from August 2003 to July 2005. Mr. Pascal was Chief Executive Officer of WagerWorks, Inc. a developer and supplier of remote gaming applications from March 2001 to September 2003. From October 1998 to March 2001, Mr. Pascal was Chief Executive Officer of Silicon Gaming, a designer and developer of interactive slot machines. Mr. Pascal is the nephew of Mr. and Mrs. Wynn.

Scott Peterson.    Mr. Peterson is the Chief Financial Officer of Wynn Resorts (Macau), S.A., a wholly owned indirect subsidiary of the Company, a position he has held since June 2005. From September 2002 to June 2005, Mr. Peterson was the Vice President—Finance of Wynn Las Vegas, LLC. From April 2001 to September 2002, Mr. Peterson was Assistant Vice President—Finance of Wynn Resorts Holdings, LLC.

Kim Sinatra.    Ms. Sinatra is the Senior Vice President—General Counsel and Secretary of the Company, a position she has held since March 2006. Ms. Sinatra is also the Senior Vice President and General Counsel of Worldwide Wynn, LLC a position she has held since January 2004. She also serves as an officer of several of the Company’s subsidiaries. From January 2003 to January 2004, Ms. Sinatra acted as an independent consultant. From January 2002 to January 2003, Ms. Sinatra was Executive Vice President and Chief Legal Officer of Caesars Entertainment, Inc. and from January 2001 to January 2002, Ms. Sinatra was Senior Vice President, Deputy General Counsel of Caesars Entertainment, Inc.

David R. Sisk.    Mr. Sisk is the Senior Vice President and Chief Financial Officer of Wynn Las Vegas, LLC, a wholly owned indirect subsidiary of the Company, a position he has held since October 2003. From October 1999 to October 2003, Mr. Sisk was Senior Vice President, Treasurer and Chief Financial Officer of Caesars Palace, a subsidiary of Caesars Entertainment, Inc.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Meetings of the Board of Directors

The Board of Directors met four times during 2005. The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During 2005, none of the members of the Board of Directors attended less than 75% of the aggregate number of meetings of the Board of Directors held while they were members of the Board of Directors. Also during 2005, none of the members of the Board of Directors attended fewer than 75% of the aggregate number of meetings held by the committees of the Board of Directors of which he or she was a member. The current members of each of the Board of Directors’ committees are listed below.

The Audit Committee

The Audit Committee is composed entirely of the following non-management directors: Alvin V. Shoemaker, Chairman, John A. Moran, D. Boone Wayson and Allan Zeman. Each member of the Audit Committee is independent under the listing standards of the NASD. Further, the Board of Directors has determined that each member of the Audit Committee is qualified as an audit committee financial expert within the meaning of SEC regulations. During 2005, the Audit Committee met six times.

The Audit Committee meets periodically with the Company’s independent auditors, management and legal counsel to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. The Audit Committee also advises the Board of Directors on matters related to accounting and auditing and appoints the Company’s independent auditors. The independent auditors have complete access to the Audit Committee without management present to discuss results of their audits and their opinions on the adequacy of internal controls, quality of financial reporting and other accounting and auditing matters. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The charter is available on the Company’s website at http://www.wynnresorts.com.

The Compensation Committee

The Compensation Committee is composed entirely of the following independent directors: John A. Moran, Chairman, Robert J. Miller, D. Boone Wayson and Stanley R. Zax. Each member of the Compensation Committee is independent under the listing standards of the NASD. During 2005, the Compensation Committee met six times.

The Compensation Committee reviews and takes action regarding terms of compensation, employment contracts and pension matters that concern certain officers and key employees of the Company. The Compensation Committee reviews and takes action regarding grants of all stock options and restricted shares to directors and employees. The Compensation Committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors. The charter is available on the Company’s website at http://www.wynnresorts.com.

The Nominating and Corporate Governance Committee

The Company has a Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”). The functions of the Nominating/Governance Committee include the following:

•	identifying and recommending to the Board of Directors individuals qualified to serve as directors of the Company;

•	recommending to the Board of Directors directors to serve on committees of the Board of Directors;

•	advising the Board of Directors with respect to matters of Board of Director composition and procedures;

•	developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

•	overseeing the evaluation of the Board of Directors.

The members of the Nominating/Governance Committee are Robert J. Miller, Chairman, D. Boone Wayson and Allan Zeman, each of whom is an independent director under the listing standards of the NASD. The Nominating/Governance Committee met four times during 2005. The Nominating/Governance Committee acts pursuant to a written charter adopted by the Board of Directors. The charter is available on the Company’s website at http://www.wynnresorts.com.

Nominating Process.    The Nominating/Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating/Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate considered by the Nominating/Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if selected by the Nominating/Governance Committee and nominated by the Board of Directors.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent Annual Meeting of Stockholders.

The Nominating/Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating/Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating/Governance Committee also seeks to have the Board of Directors represent a diversity of backgrounds and experience.

The Nominating/Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above who have had a change in circumstances that might make them available to serve on the Board of Directors. The Committee may from time-to-time engage the services of a firm that specializes in the identification of public company director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating/Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating/Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating/Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in comparison to any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Stockholders Communications with Directors

The Board of Directors has established a process to receive communications from stockholders which can be viewed at the Company’s website at http://www.wynnresorts.com. Stockholders may contact any member (or all members) of the Board of Directors, any committee of the Board of Directors or any chair of any such committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 3131 Las Vegas Boulevard South, Las Vegas, NV 89109.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

In addition, it is Company policy that each of our directors is invited and encouraged to attend the Annual Meeting. All of our directors were in attendance at the 2005 Annual Meeting.

Compensation of Directors

Directors who are not employees of the Company receive a monthly fee of $4,000 for services as a director. Directors who serve on the Audit Committee, the Compensation Committee or the Nominating/Governance Committee receive an additional monthly fee of $1,000 per committee ($2,000 for committee chairman). Each non-employee also receives a $1,500 meeting fee for each board or committee meeting they attend. All directors are reimbursed for expenses connected with attendance at meetings of the Board of Directors.

Each non-employee director, other than non-employee directors who beneficially own more than five percent of the Company’s issued and outstanding common stock, received an immediately exercisable option grant for 10,000 shares of the Company’s common stock upon their initial appointment to the Board of Directors. In addition, on May 1, 2005, each member of the Board of Directors, other than Messrs. Wynn, Okada and Kramer and Mrs. Wynn, were granted an option to purchase 10,000 shares of the Company’s common stock. This option grant vests pro rata over a four year period and has a per share exercise price of $52.94, the fair market value of the Company’s common stock on the date of grant.

Robert J. Miller, a member of the Board of Directors, also receives a $50,000 annual retainer for his service as the Chairman of the Company’s Gaming Compliance Committee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are appointed by the Board each year. The current members of the Compensation Committee, Messrs. Moran, Miller, Wayson and Zax, were appointed on May 2, 2005. No member of the Compensation Committee is, or was formerly, one of our officers or employees. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2005 except for Karen Bozich, the Company’s Chief Information Officer, who was late in filing a Form 4 to report the exercise of a stock option and the sale of the shares of Common Stock received upon such exercise.

CODE OF ETHICS

The Company has adopted a Code of Ethics for the Chief Executive Officer, President and Senior Financial Officers. A copy of the Code of Ethics was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and is available at the Company’s website at http://www.wynnresorts.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code of Ethics, by posting such information on our website: http://www.wynnresorts.com.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer of the Company and to each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) (collectively, the “Named Executive Officers”), for services rendered to the Company and its affiliates in all capacities during the last three completed fiscal years.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation
						Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options/SARs (#)	All Other Compensation ($)(1)
Stephen A. Wynn Chief Executive Officer of Wynn Resorts, Limited	2005	$2,343,151	$3,221,833	$538,505	(2)(5)	$—		—	$21,744
	2004	1,826,923	2,740,382	215,283	(2)(5)	—		—	15,928
	2003	1,326,923	—	109,213	(2)	—		—	11,437

Ronald J. Kramer President of Wynn Resorts, Limited	2005	1,271,538	1,907,307	53,038	(3)(5)	10,110,000	(7)	—	8,276
	2004	1,171,923	1,171,923	—		—		—	7,458
	2003	1,072,692	—	—		2,828,770	(8)	200,000	1,530

Marc D. Schorr Chief Operating Officer of Wynn Resorts, Limited	2005	1,000,000	1,500,000	119,781	(4)(5)	8,425,000	(7)	—	11,202
	2004	1,000,000	1,000,000	—		—		—	10,643
	2003	788,461	—	—		—		200,000	6,000

John Strzemp Executive Vice President and Chief Financial Officer of Wynn Resorts, Limited	2005	544,000	250,000	—		—		50,000	7,640
	2004	509,000	175,000	—		—		—	7,408
	2003	509,000	150,000	—		—		100,000	7,267

Linda Chen President—Wynn International Marketing, LLC	2005	555,726	250,000	35,866	(6)	—		100,000	6,813
	2004	500,000	250,000	53,567	(6)	—		—	6,633
	2003	499,670	250,000	—		—		50,000	486

(1)	The following amounts are included in All Other Compensation: (i) the Company’s matching contributions made in fiscal year 2005 to the Company’s 401(k) Plan, as follows: Stephen A. Wynn ($6,300), Ronald J. Kramer ($6,300), Marc D. Schorr ($6,300), John Strzemp ($6,300) and Linda Chen ($6,300) and (ii) executive life insurance premiums paid in 2005, as follows: Stephen A. Wynn ($15,444), Ronald J. Kramer ($1,976), Marc D. Schorr ($4,902) John Strzemp ($1,340) and Linda Chen ($513).
(2)	The following amounts are included in Other Annual Compensation of Mr. Wynn: (i) in 2005, $67,080 for compensation and benefits of a driver whom we employ for Stephen A. Wynn’s business and personal use, $53,509 related to the value of a vehicle provided by the Company for Mr. Wynn’s use, and $417,916 attributable to personal use of the Company’s corporate aircraft; and (ii) in 2004, $68,750 for compensation and benefits of a driver whom we employ for Stephen A. Wynn’s business and personal use, $63,311 related to the value of a vehicle provided by the Company for Mr. Wynn’s use, and $83,222 attributable to personal use of the Company’s corporate aircraft; and (iii) in 2003, $64,900 for compensation and benefits of a driver whom we employ for Stephen A. Wynn’s business and personal use, and $44,313 related to the value of a vehicle provided by the Company for Mr. Wynn’s use.
(3)	The following amounts are included in Other Annual Compensation of Mr. Kramer: in 2005, $53,038 attributable to personal use of the Company’s corporate aircraft.
(4)	The following amounts are included in Other Annual Compensation of Mr. Schorr: in 2005, $119,781 attributable to personal use of the Company’s corporate aircraft.
(5)

The amount of compensation attributable to each executive for personal use of the Company’s corporate aircraft is the amount by which the cost of providing the aircraft exceeds the amount paid by the executive to the Company for its use. In 2003, the amount paid by the executive was equal to the variable expenses associated with maintaining and operating the aircraft, and there was no compensation attributable to such use. In 2004 and 2005, the amount paid by the executive was determined by reference to the Internal Revenue Service’s Standard Industry Fare Level (SIFL) tables. From January 2004 to October 2004, the cost of providing the aircraft was calculated using the SIFL amount. In October 2004, the Internal Revenue Service announced new rules prohibiting the Company from deducting that portion of the variable expenses of maintaining and operating an aircraft that are attributable to personal use by the Company’s employees to the extent that such expenses exceed amounts paid by the employee to the Company. As a result, the Company revised its methodology. For the period from October 2004 through December 2005, the cost of providing the Company’s corporate aircraft has been calculated based on such variable expenses (rather than the SIFL amounts).

(6)	The following amounts are included in Other Annual Compensation of Ms. Chen: (i) in 2005, $35,866 attributable to housing in Macau and tax preparation services, and (ii) in 2004, $53,567 attributable to housing and living expenses in Macau.
(7)	On December 27, 2004, subject to certain conditions, the Compensation Committee approved a grant to Messrs. Kramer and Schorr of 150,000 and 125,000 shares of restricted stock, respectively, for services rendered during 2004. These grants became effective on February 3, 2005. Twenty percent (20%) of each grant vests annually over a five year period beginning with December 15, 2005. As of December 31, 2005, the unvested portion of these shares of restricted stock issued to Messrs. Kramer and Schorr had a value of $6,582,000 and $5,485,000, respectively, based on a closing price of $54.85 per share on December 30, 2005. There are no voting rights associated with any unvested shares and any distributions or dividends with respect to unvested shares are held by the Company and are released only upon vesting.
(8)	On April 1, 2003, Mr. Kramer was granted 189,723 shares of restricted stock. Mr. Kramer’s grant vested in its entirety on May 31, 2005.

The following table provides information related to options to purchase the Company’s common stock granted to the Named Executive Officers during the year ended December 31, 2005, and the number and value of such options held as of the end of the year. For the year ended December 31, 2005, the Company did not grant any SARs.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
						5% ($)	10% ($)
Stephen A. Wynn	—		—	—	—	—	—
Ronald J. Kramer	—		—	—	—	—	—
Marc D. Schorr	—		—	—	—	—	—
John Strzemp	50,000	(1)	3.77%	56.67	08/01/15	1,781,973	4,515,869
Linda Chen	100,000	(2)	7.54%	56.67	08/01/15	3,563,946	9,031,739

(1)	This option vests in its entirety on August 1, 2008.
(2)	This option vests in three equal installments on August 1, 2008, August 1, 2009 and August 1, 2010.

2005 Option Values

The following table provides information related to options to purchase the Company’s common stock held by the Named Executive Officers at December 31, 2005. None of the Named Executive Officers exercised options to purchase the Company’s common stock during the year ended December 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FY-END OPTION VALUES

	Number Of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value Of Unexercised In-The-Money Options At Fiscal Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen A. Wynn	—	—	—	—
Ronald J. Kramer	100,000	100,000	3,994,000	3,994,000
Marc D. Schorr	100,000	100,000	3,945,000	3,945,000
John Strzemp	50,000	100,000	1,972,500	1,972,500
Linda Chen	43,750	131,250	1,766,250	1,246,250

(1)	Options are “in-the-money” if, on December 31, 2005, the market price of the Company’s common stock exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Company’s common stock covered by the options on December 31, 2005, and the aggregate exercise price of such options. The market price of our common stock on December 30, 2005 was $54.85 per share.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes, as of December 31, 2005, compensation plans under which our equity securities are authorized for issuance, aggregated as to: (i) all compensation plans previously approved by stockholders, and (ii) all compensation plans not previously approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,848,800	$36.92	4,726,412
Equity compensation plans not approved by security holders	—	—	—
Total	3,848,800	$36.92	4,726,412

Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers.

Mr. Wynn’s employment agreement was effective as of October 25, 2002, which was the effective date of our initial public offering, and terminates on October 24, 2017. His employment agreement provides for an annual base salary of $1,250,000 for the first year, increasing by $500,000 each year to a maximum of $2,750,000 starting October 2005.

Mr. Kramer’s employment agreement was effective April 1, 2003 and terminates on April 1, 2008. His employment agreement provides for an annual salary of $1,100,000 for the first year, $1,200,000 for the second year and $1,300,000 for the remainder of the term of his employment agreement.

Mr. Schorr’s employment agreement was effective as of October 25, 2002 and terminates on October 25, 2007. His employment agreement provides for an annual base salary of $750,000 for the first year and $1,000,000 for the remainder of the term of his employment agreement.

Mr. Strzemp’s employment agreement was effective as of August 1, 2005 and terminates on August 1, 2008. His employment agreement provides for an annual base salary of $600,000 for the term of his employment agreement.

Ms. Chen’s employment agreement was effective as of June 3, 2005 and terminates on June 3, 2010. Her employment agreement provides for an annual base salary of $600,000 through the opening of Wynn Macau, the Company’s subsidiary located in Macau, Special Administrative Region, of the People’s Republic of China. Following the opening of Wynn Macau, Ms. Chen’s annual base salary will increase to $750,000 for the term of her employment agreement.

The other terms of the employment agreements are substantially similar for each Named Executive Officer, except as noted below. Each executive is eligible to receive a bonus and an increase in base salary at such times and in such amounts as our Board of Directors, in its sole and exclusive discretion, may determine. However, after our Board of Directors adopts a performance-based bonus plan, bonuses will be determined in accordance with the plan, except that under the terms of their respective employment agreements Mr. Strzemp was entitled to a minimum bonus of $200,000 for the calendar year ended December 31, 2005 and Ms. Chen was entitled to a minimum bonus of $250,000 for the calendar year ended December 31, 2005. Each executive (i) is entitled to participate, to the extent that he or she is otherwise eligible, in all employee benefit plans that we maintain for our executives, and (ii) receives reimbursement for reasonable business expenses (including entertainment, promotional, gift and travel expenses and club memberships). Ms. Chen is entitled to three weeks of vacation per year and the other Named Executives Officers are each entitled to four weeks of vacation per year. In addition, we provide the use of a company car, including insurance, fuel and complete maintenance, at our sole cost and expense, to each of Messrs. Wynn and Kramer, as well as a driver for Mr. Wynn. Under the terms of Ms. Chen’s employment agreement, she is reimbursed for housing expenses for her and her immediate family while living in Macau. In addition, the Company provides Ms. Chen with one luxury automobile in Macau. Ms. Chen was also reimbursed for her reasonable relocation expenses incurred in moving her immediate family from Las Vegas, Nevada to Macau.

If we terminate the employment of a Named Executive Officer without “cause,” or the executive terminates his or her employment upon our material breach of the agreement or for “good reason” following a “change of control” (as these terms are defined in the employment contracts), we will pay the executive a separation payment in a lump sum equal to the following:

(a) the executive’s base salary for the remainder of the term of the employment agreement, but not for less than one year, except that Mr. Wynn’s salary portion of his separation payment shall not exceed an amount equal to four years of his base salary;

(b) the bonus that the executive received for the preceding bonus period, projected over the remainder of the term (but not less than the preceding bonus that was paid), except that Mr. Wynn’s bonus portion of his separation payment shall not exceed an amount projected over four years;

(c) base salary and any accrued but unpaid vacation pay through the termination date; and

(d) an amount necessary to reimburse the executive for any golden parachute excise tax the executive incurs under Internal Revenue Code Section 4999, except that Ms. Chen is not entitled to this payment.

Upon employment termination and in addition to the separation payment set forth above, the Named Executive Officers, other than Ms. Chen, will also be entitled to health benefits coverage for the executive and his dependents under the same arrangements under which the executive was covered immediately before his termination, until the earlier of (i) the expiration of the period for which the separation payment is paid or (ii) the date the executive becomes covered under another group health plan not maintained by us.

Except with regard to Mr. Wynn, if a Named Executive Officer’s employment terminates for any other reason before the expiration of the term (e.g., because of the executive’s death, disability, discharge for cause or revocation of gaming license), we will pay the executive only his or her base salary and any accrued but unpaid vacation pay through his termination date. If Mr. Wynn’s employment agreement is terminated as a result of death, complete disability or denial or revocation of his gaming license, then we will pay a separation payment equal to (a) up to four years of his base salary for the remainder of the term of the employment contract, but not less than one year, (b) up to four years of the bonus that Mr. Wynn received for the preceding bonus period projected over the remainder of the term, but not less than the preceding bonus that was paid, projected over one year, (c) any accrued but unpaid vacation pay through the date of termination and (d) an amount necessary to reimburse him for any golden parachute excise tax. Mr. Wynn will also be entitled to health benefits coverage if his employment is terminated upon his complete disability. If we terminate Mr. Wynn’s employment for cause, we will pay him only his base salary and any accrued but unpaid vacation pay through his termination date.

In addition, on April 1, 2003, Mr. Kramer received an option to purchase 200,000 shares of the Company’s common stock at an exercise price of $14.91 per share. This option vests 25% per year over a four-year period beginning April 1, 2004, provided that Mr. Kramer is still employed by us on such vesting dates. If Mr. Kramer’s employment is terminated by reason of death or disability or by Mr. Kramer upon our material breach of his employment agreement or for good reason upon a change of control, this option will become immediately vested and exercisable in full and remain exercisable for five years following such termination.

We will also provide to each of Messrs. Wynn, Kramer and Schorr and their families the right to personal use of our aircraft, and have entered into a time-sharing agreement with each executive that requires, among other things, that the executive pay us his and his family’s share of the direct costs that we incur in operating the aircraft, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables.

The following Report of Audit Committee and Report on Executive Compensation shall not be deemed to be incorporated by reference through any general statement incorporating by reference this Proxy Statement into any filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed to be “soliciting materials” or to be filed with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act.

REPORT OF AUDIT COMMITTEE

Our role is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. We have received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent auditors their firm’s independence. Based on the review and discussion referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee

    Alvin V. Shoemaker, Chairman

    John A. Moran

    D. Boone Wayson

    Allan Zeman

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of non-management directors and is responsible for approving the compensation of the Company’s Chief Executive Officer, reviewing the compensation of other executive officers, including the executive officers named in the Summary Compensation Table, and approving stock awards, including stock options and restricted stock, for each executive officer. During the 2005 fiscal year, the Compensation Committee met on six occasions. The Chief Executive Officer and a majority of the executive officers were subject to employment agreements that were effective prior to the 2005 fiscal year; the Compensation Committee did not determine the base compensation paid to the Company’s Chief Executive Officer or such other executive officers during the 2005 fiscal year. The Compensation Committee approved stock option and restricted stock grants as well as bonus awards to executive officers during the 2005 fiscal year. This report is provided by the Compensation Committee to assist stockholders in understanding the objectives and guidelines the Compensation Committee considers in establishing the compensation of executive officers.

Compensation of Executive Officers

During the 2005 fiscal year, all of the members of the Company’s senior management were bound by employment agreements. Certain employment agreements were negotiated and executed prior to the formation of the Compensation Committee in October 2002. Employment agreements for members of senior management that were entered into during 2005 were approved by the Compensation Committee. All of the Company’s outstanding employment agreements with executive officers have terms that generally range from three to five years (Mr. Wynn’s employment agreement is fifteen years), and set minimum compensation for salary, bonuses and stock option grants. The amount of time remaining on the terms of these agreements ranges from approximately one and one-half years to four years. As part of its strategy to attract and retain high quality executive employees, the Compensation Committee’s policy is to pay executives base salaries that are competitive with salaries paid by other gaming, hospitality and development-stage companies, with the Company’s salaries being at or near the high end of the range.

Annual Incentives

The Compensation Committee intends to develop programs that will tie executive incentive compensation to the performance of the Company. With the exception of a portion of Mr. Strzemp’s and Ms. Chen’s respective bonuses, annual incentive awards for the year 2005 were defined by the terms of each of the executives’ employment contract and were not determined by the Compensation Committee. However, the Compensation Committee did award stock options and restricted stock during the 2005 fiscal year.

In 2004, the Compensation Committee and the Board of Directors recommended and the stockholders approved the Wynn Resorts Limited Annual Performance-Based Incentive Plan for Executive Officers (the “Incentive Plan”). The Incentive Plan provides for performance based bonuses for executives that are “covered employees” under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to any such company’s chief executive officer and four other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

The Compensation Committee designated Messrs. Wynn, Kramer and Schorr as the officers eligible to participate in the Incentive Plan in 2005 and established certain performance criteria under the Incentive Plan that the eligible participants were required to satisfy in order to qualify for a bonus. The actual bonus awards, if any, under the Incentive Plan are determined by the Compensation Committee, provided that pursuant to the Incentive Plan, no bonus award with respect to 2005 under the Incentive Plan could exceed the lesser of (a) $7,500,000 and (b) (I) in the case of the Company’s Chief Executive Officer, 250% of his average annual base salary and (II) in the case of all other participants, 200% of the participant’s average annual base salary. The average annual base salary is based on the base salary actually paid to the participant during the applicable year. The Compensation

Committee awarded bonuses for 2005 under the Incentive Plan to the Company’s senior executives based on those criteria that were satisfied. Based upon the Incentive Plan performance criteria and compensation policies discussed above, the Compensation Committee determined to grant bonuses for 2005 to certain of the Named Executive Officers pursuant to the Incentive Plan in the following amounts: Mr. Wynn—$3,221,833; Mr. Kramer—$1,907,307; and Mr. Schorr—$1,500,000.

Long-Term Incentives

The Company has adopted a stock incentive plan designed to provide stock-based incentives to its officers. The Compensation Committee specifically approves all awards of stock options and restricted stock granted by the Company. The Compensation Committee may also use grants under the stock incentive plan to attract qualified individuals to work for the Company. The number of options to be granted to each executive officer will be based on the individual executive’s performance, tenure and future potential. During the year ended December 31, 2005, the Company granted stock option awards to certain officers with vesting schedules ranging from three to five years and approved restricted share grants to Messrs. Kramer and Schorr effective February 3, 2005 with vesting schedules of approximately five-years.

Executive Compensation Program Philosophy and Objectives

The Compensation Committee’s primary objectives in setting compensation policies are to develop a program designed to retain the current management team, reward them for outstanding performance, and attract those individuals needed to implement the Company’s strategy.

2005 Compensation for the Chief Executive Officer

Stephen A. Wynn, our Chairman of the Board and Chief Executive Officer, and the Company entered into a five-year employment agreement prior to the establishment of the Compensation Committee. That agreement became effective on October 25, 2002, after the successful completion of the Company’s initial public offering, and provides for an annual base salary of $1,250,000 for the first year under the agreement and increases of $500,000 for each subsequent year, up to a maximum of $2,750,000. During 2005, Mr. Wynn received $2,343,151 in base salary in accordance with the terms of his employment agreement.

Concurrent with the execution of agreements with Mr. Wynn in August 2004 that confirmed and clarified the Company’s rights to use the “Wynn” name and Mr. Wynn’s persona in connection with the Company’s casino resort businesses, the Company extended Mr. Wynn’s employment agreement by ten years until October 24, 2017 in order to ensure the continued services of Mr. Wynn. The other material terms of Mr. Wynn’s employment agreement remained unchanged. The Compensation Committee reviewed and approved the amendment to such agreement.

Mr. Wynn received no additional stock-based incentive compensation in 2005. To the extent not already defined in Mr. Wynn’s employment agreement, the Committee intends to review Mr. Wynn’s performance on an annual basis and will use its discretion to determine any additional compensation for Mr. Wynn based on such performance.

Limitation of Tax Deduction for Executive Compensation

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation paid to executive officers in excess of $1,000,000 in any taxable year. Other than (i) $257,539 of base compensation paid to Mr. Kramer in 2005, and (ii) $678,679 of aircraft-related expenses in 2005 allocated to the executives’ personal use in excess of amounts paid, the Compensation Committee does not believe that there will be any non-deductible compensation in 2005 based upon allowances provided under the provisions of Section 162(m) or otherwise. The Compensation Committee’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may still be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company.

Respectfully Submitted,

Compensation Committee

    John A. Moran, Chairman

    Robert J. Miller

    D. Boone Wayson

    Stanley R. Zax

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total return of our common stock to (a) the Standard & Poor’s 500 Stock Index (“S&P 500”) and (b) the Dow Jones US Casino Index. The performance graph assumes that $100 was invested on October 31, 2002 in each of the common stock of Wynn Resorts, Limited, the S&P 500 and the Dow Jones US Casino Index, and that all dividends were reinvested. The stock price performance shown in this graph is neither necessarily indicative of, nor intended to suggest, future stock price performance. The following Stock Performance Graph shall not be deemed to be incorporated by reference through any general statement incorporating by reference this Proxy Statement into any filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed to be “soliciting materials” or to be filed with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act.

COMPARISON OF ONE YEAR CUMULATIVE TOTAL RETURN(*)

AMONG WYNN RESORTS, LIMITED, THE S&P 500 INDEX AND DOW JONES US CASINO INDEX

*	$100 INVESTED ON OCTOBER 31, 2002 IN STOCK OR INDEX, INCLUDING REINVESTMENT OF DIVIDENDS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement.     Mr. Wynn, Aruze USA and Baron Asset Fund are parties to a stockholders agreement that establishes various rights among Mr. Wynn, Aruze USA and Baron Asset Fund with respect to the ownership and management of the Company. These rights include, but are not limited to, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on the transfer of the shares of the Company’s common stock owned by the parties to the stockholders agreement.

Under the stockholders agreement, if Mr. Wynn, Aruze USA or Baron Asset Fund purchase shares of the Company’s common stock from the Company in a private placement on terms and conditions that are not offered to the other parties to the agreement, the purchasing stockholder must afford the other parties preemptive rights. These preemptive rights will allow the non-purchasing parties to purchase that number of shares in the purchasing stockholder’s allotment of private placement shares that is necessary to maintain the parties’ shares in the same proportion to each other that existed prior to the private placement.

In addition, under the stockholders agreement, the parties granted each other a right of first refusal on their respective shares of the Company’s common stock. Under this right of first refusal, if any such stockholder wishes to transfer any of his or its shares of the Company’s common stock to anyone other than a permitted transferee (as defined in the agreement), and has a bona fide offer from any person to purchase such shares, the stockholder must first offer the shares to the other parties to the stockholders agreement on the same terms and conditions as the bona fide offer. In addition to this right of first refusal, Mr. Wynn and Aruze USA also granted each other and Baron Asset Fund a tag-along right on their respective shares of the Company’s common stock. Under this tag-along right, Mr. Wynn and Aruze USA, before transferring his or its shares to any person other than a permitted transferee, must first allow the other parties to the agreement to participate in such transfer on the same terms and conditions.

The stockholders agreement also provides that, upon the institution of a bankruptcy action by or against a party to the stockholders agreement, the other parties to the agreement will be given an option to purchase the bankrupt stockholder’s shares of the Company’s common stock at a price to be agreed upon by the bankrupt stockholder and the other stockholders, or, if a price cannot be agreed upon by such stockholders, at a price equal to their fair market value. In addition, under the stockholders agreement, if there is a direct or indirect change of control of any party to the agreement, other than Baron Asset Fund, the other parties to the agreement have the option to purchase the shares of the Company’s common stock held by the party undergoing the change in control. Under the agreement, a stockholder may assign its options to the Company.

In addition, under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of the Company’s common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remainder of which will be designated by Aruze USA.

Buy-Out of Aruze USA Stock.     In 2002, Stephen A. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and the Company entered into arrangements which provide that if any Nevada gaming license application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA’s ownership of the Company’s stock were denied by gaming authorities or requested to be withdrawn or were not filed within 90 days after the filing of the Company’s application, the Company’s common stock owned by Aruze USA could be purchased by Mr. Wynn. If Mr. Wynn chose not to exercise his right to purchase the shares, the Company had the right to require him to purchase the shares. On March 24, 2005, the Nevada Gaming Commission approved the gaming applications of Aruze USA, Aruze Corp. and Kazuo Okada. As a result, none of the licensing events precedent to Mr. Wynn’s option to purchase Aruze USA’s shares will occur. Mr. Wynn and Aruze USA terminated this agreement in May 2005.

Wynn Design & Development.    Wynn Design & Development, LLC, a wholly owned indirect subsidiary of the Company, is responsible for the design and architecture of Wynn Las Vegas (except for the Le Rêve Theater) and for managing construction costs and risks associated with the Wynn Las Vegas project. Wynn Design & Development also has similar responsibilities for the Company’s hotel and casino construction project in Macau. Nevada law requires that a firm licensed as a professional architectural organization certify architectural plans. These architectural services for the Wynn Las Vegas project will be provided by the firm of Butler/Ashworth Architects, Ltd., LLC. In return for these services, the Butler/Ashworth firm will be paid one dollar ($1) and reimbursed for certain expenses it incurs in providing the architectural services. The principals of the Butler/Ashworth firm are DeRuyter O. Butler and Glen Ashworth, both of whom are employees of Wynn Design & Development. Mr. Butler is Executive Vice President of Wynn Design & Development. Wynn Design & Development is the only client of the Butler/Ashworth firm and pays the salaries and benefits of Messrs. Butler and Ashworth. The Company has no ownership interest in Butler/Ashworth.

Art Gallery.     At the opening of the Wynn Las Vegas, the resort included an art gallery that displayed rare paintings from The Wynn Collection, a private collection of fine art owned by Mr. and Mrs. Wynn. Prior to June 30, 2005, the Company leased The Wynn Collection from Mr. and Mrs. Wynn for an annual fee of one dollar ($1), and the Company was entitled to retain all revenues from the public display of The Wynn Collection and the related merchandising revenues. The Company was responsible for all expenses incurred in exhibiting and safeguarding The Wynn Collection, including the cost of insurance (including terrorism insurance) and taxes relating to the rental of The Wynn Collection. On June 30, 2005, this lease arrangement was restructured at the request of the Company. However, the material economic terms of the leasing relationship applicable to Mr. and Mrs. Wynn remained unchanged. In February 2006, the Company closed the art gallery and converted the gallery location into additional retail stores. The artwork in the gallery has been relocated to different venues within Wynn Las Vegas. The Company continues to be responsible for all expenses in exhibiting and safeguarding The Wynn Collection.

Surname and Rights of Publicity Agreements.    On August 6, 2004, Wynn Resorts Holdings, LLC entered into agreements with Mr. Wynn that confirm and clarify Wynn Resorts Holdings’ rights to use the “Wynn” name and Mr. Wynn’s persona in connection with its casino resorts. Under the parties’ Surname Rights Agreement, Mr. Wynn granted Wynn Resorts Holdings an exclusive, fully paid, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn granted the Wynn Resorts Holdings the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to its affiliates, until October 24, 2017.

Villa Lease.    On December 29, 2004, Wynn Las Vegas entered into an agreement with Mr. Wynn for the lease of a villa suite in the Wynn Las Vegas resort to Mr. and Mrs. Wynn as their personal residence. Lease payments under this agreement commenced on July 1, 2005, the date Mr. and Mrs. Wynn moved into the villa. The term of the agreement continues from year to year unless terminated on at least 90 days’ written notice prior to the end of any lease year, or upon the death of Mr. Wynn. Rent will be determined each year by the Audit Committee of the Board of Directors, and will be based on the fair market value of the use of the suite accommodations. The Audit Committee determined, based upon a third party appraisal, that the rent for the twelve month period commencing July 1, 2005 was $580,000. All services for, and maintenance of, the suite are included in the rental, with certain exceptions.

Aircraft Arrangements.    Messrs. Wynn, Kramer and Schorr have time-sharing agreements with Las Vegas Jet, LLC, a wholly owned indirect subsidiary of the Company, covering their personal use of Company-owned aircraft that require each executive to pay the Company his and his family’s share of the direct costs that the Company incurs in operating the aircraft, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables. During 2005, the following amounts were paid to the Company pursuant to these timesharing arrangements: Stephen A. Wynn ($287,011); Mr. Kramer ($17,668); and Mr. Schorr ($40,414). In the event that direct costs in operating the aircraft exceed the amounts determined by using the SIFL method, such additional costs are paid for by the Company. Pursuant to the provisions of the American Jobs Creation Act of 2004, such additional costs incurred after October 22, 2004 are not eligible to be claimed as a deduction for United States federal income tax purposes.

Reimbursable Costs.     The Company periodically incurs costs on Mr. Wynn’s and certain other officers’ behalf, including costs with respect to personal use of the corporate aircraft, household employees, personal legal fees, construction work and other personal purchases. Mr. Wynn and other officers have deposits with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At December 31, 2005, Mr. Wynn and the other officers had a credit balance with the Company of $412,000, in the aggregate.

Tax Indemnification Agreement.    In 2002, Stephen A. Wynn, Aruze USA, Baron Asset Fund, and the Kenneth R. Wynn Family Trust (referred to collectively as the “Valvino members”), Valvino and the Company entered into a tax indemnification agreement relating to their respective income tax liabilities from the contribution of their Valvino membership interests to the Company. The tax indemnification agreement generally provides that the Valvino members will be indemnified by the Company and its subsidiaries for additional tax costs (including interest and penalties) caused by reallocations of income or deductions that increase the taxable income or decrease the tax loss of the Valvino members for the period prior to the contribution of the Valvino membership interests. Any payment made pursuant to the agreement by the Company or any of its subsidiaries to the Valvino members may be non-deductible for income tax purposes.

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP serves as the Company’s independent public accountants. The following table shows the fees paid or accrued by the Company for audit and other services provided by Deloitte & Touche LLP during each of the fiscal years ended December 31, 2005 and December 31, 2004:

	Aggregate Fees
Category	2005	2004
Audit fees	$828,095	$580,465
Audit-related fees	14,500	$13,000
Tax fees	70,838	$301,065
All other fees	—	—

“Audit fees” includes the aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended March 31, June 30, and September 30, and for the audit of our consolidated financial statements and the consolidated financial statements of certain of our subsidiaries for the year ended December 31. “Audit fees” also includes amounts billed for services provided in connection with securities offerings during 2004 and 2005. Of the $828,095 billed in 2005, $434,270 related to Deloitte & Touche LLP’s audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. Of the $580,465 billed in 2004, $301,391 related to Deloitte & Touche LLP’s audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. “Audit related fees” is the aggregate fees billed by Deloitte & Touche LLP for audits of the Company’s defined contribution employee benefit plan. “Tax fees” include fees for tax compliance, tax advice and tax planning. “All other fees” relate to all other services rendered by Deloitte & Touche LLP at our request

All of Deloitte & Touche LLP’s services were pre-approved by the Audit Committee in 2005. The Audit Committee pre-approves services either by: (1) approving a request from management to engage Deloitte & Touche LLP for a specific project at a specific fee or rate or (2) by pre-approving certain types of services that would comprise the fees within each of the above categories at Deloitte & Touche LLP ‘s usual and customary rates.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. The Deloitte & Touche LLP representatives will have the opportunity to make a statement at the Annual Meeting if they so desire and are expected to be available to answer appropriate questions.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies in their discretion.

STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2007 Annual Meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Such proposals must be received by the Company at its offices at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 no later than December 16, 2006. In addition, our Bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting. The Company will have discretionary authority to vote shares under proxies we solicit concerning matters of which we did not have notice at least 60 days and not more than 90 days prior to the date of the meeting, or no later than 10 days from the public announcement of the meeting, if later, and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WYNN RESORTS, LIMITED

Proxy For Annual Meeting Of Stockholders

To Be Held On May 3, 2006

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Wynn Resorts, Limited, a Nevada corporation (the “Company”), hereby appoints Stephen A. Wynn, Ronald J. Kramer and Kim Sinatra or any of them, as proxies for the undersigned, each with full power of substitution to attend the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 3, 2006 at 11:00 a.m., local time, in the Avenue Q Theater at the Wynn Las Vegas Resort and Casino, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, and at any adjournment(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting and otherwise to represent the undersigned at the Annual Meeting, with the same effect as if the undersigned were present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINATED DIRECTORS

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE

WYNN RESORTS, LIMITED

PLEASE VOTE, DATE AND SIGN, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

1.	To elect the following three Class I directors to serve as such until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal:

Nominees:	Ronald J. Kramer

John A. Moran

Elaine P. Wynn

[    ] FOR ALL NOMINEES                     [    ] WITHHOLD AS TO ALL NOMINEES

FOR ALL NOMINEES(S) (Except as written below)

_________________________________________________________________________________________________

_________________________________________________________________________________________________

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

[    ] CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE FOREGOING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Sign, date and return the proxy card promptly using the enclosed envelope.

Signature__________________________________________ Signature if held jointly_________________________________

Dated _______________________, 2006.

Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer, signing for a corporation or other entity, please give full title under signature.

Fold and Detach Here